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                                                                     Exhibit 2.2

                               AMENDMENT NO. 1 TO
                           RECAPITALIZATION AGREEMENT


     This AMENDMENT NO. 1 TO RECAPITALIZATION AGREEMENT (this "AMENDMENT"),dated April 21, 1999, is by and among J. L. French Automotive Castings, Inc. (the
"COMPANY"), JLF Acquisition LLC (the "Buyer") and Windward Capital Partners,L.P. ( "the SELLERS' REPRESENTATIVE" ) and amends that certain Recapitalization Agreement (the "AGREEMENT"), dated as of March 29, 1999, by and among the Company,the Buyer and the Stockholders listed on the signature page thereto.

         WHEREAS, the aggregate equity investment amount to be made by the Buyer and its co-investors, as set forth on Section 1.1 of the Buyer Disclosure Schedule, has increased from $152.5 million to $156.0 million; and

         WHEREAS, the Company, the Buyer and the Sellers' Representative wish to amend the Agreement to reflect the foregoing as set forth herein.

         NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

         1.  AMENDMENT.  The Agreement is hereby amended by:

                  (a)  replacing the amount of "$155,000,000" as it appears in
         Section 1.1 of the Agreement with "$158,500,000";

                  (b) replacing the percentage "88.5714%" as it appears in
         Section 1.1 of the Agreement with "88.7955%"; and

                  (c) replacing the percentage "11.42857%" as it appears in
         Section 1.2(a) of the Agreement with "11.2045%".

         2. APPLICABLE LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         3. COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a


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counterpart hereof by each of the parties hereto, and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party hereto.


                                    * * * * *


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         IN WITNESS WHEREOF, the parties hereto have  cause this Amendment to be executed by their respective officers hereunto duly authorized as of the day and year first written above.

                                         J. L. FRENCH AUTOMOTIVE CASTINGS, INC.


                                         By:  /s/ Thomas C. Dinolfo
                                              Name:
                                              Title:


                                         JLF ACQUISITION LLC

                                         By:   /s/ Carl E. Nelson
                                               Name:
                                               Title:


                                         WINDWARD CAPITAL PARTNERS, L.P.,
                                         As Sellers' Representative

                                         By:  Windward Capital Associates, Inc.,
                                              Its General Partner

                                         By:  /s/ Gary L. Swenson
                                              Name:
                                              Title: